Addendum to Sub-Advisory Agreement

By and Among

Hatteras Alternative Mutual Funds, LLC,
[Insert Name of Sub-Advisor] and
the Underlying Funds Trust

This “Addendum,” effective as of ____________ __, 2011, amends and supplements the Sub-Advisory Agreement (the “Agreement”) dated _________ __, 20[10] by and among Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Advisor”), [Insert Name of Sub-Advisor], a [Delaware limited liability company] (the “Sub-Advisor”), and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of such series as designated by the Advisor (the “Fund”).  Should any term or provision of the Agreement conflict with an express term or provision of this Addendum, the terms and provisions of this Addendum shall govern.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The parties to the Agreement desire to amend the Agreement by adding a new Section 19. Binding Agreement and agree to such disclosure as set forth below in this Addendum:

19. Binding Arbitration.  The parties hereto agree that any dispute between or among any of the parties arising out of, relating to or in connection with this Agreement or the Fund or the Trust, shall be resolved exclusively through binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) to the fullest extent permitted by law. Both the Advisor and Sub-Advisor, understand that Arbitration is final and binding on both parties and that each party in executing this agreement is waiving their rights to seek remedies in court, including the right to jury trial.  The arbitration hearing shall be held in the Raleigh, North Carolina.  Disputes shall not be resolved in any other forum or venue.  Each party will jointly appoint one arbitrator within 30 business days after notice from the AAA of the filing of the demand for arbitration. The two arbitrators nominated by the parties will attempt to agree on a third arbitrator within 30 business days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the third arbitrator within the 30-day period, then the AAA will appoint the third arbitrator within 30 business days following the expiration of the 30-day period. Any award rendered by the arbitrators will be final and binding on the parties hereto, and judgment upon the award may be entered in the courts of the state of North Carolina and/or the U.S. District Court for the Eastern District of North Carolina, or any other court having jurisdiction over the award or having jurisdiction over the parties or their assets. The arbitration agreement contained in this Section 19 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.  In the event of arbitration as provided in this Section 19, the arbitrators will be governed by and will apply the substantive (but not procedural) law of Delaware, to the exclusion of the principles of the conflicts of law of Delaware. The arbitration will be conducted in accordance with the procedures set out in the commercial arbitration rules of the AAA. If those rules are silent with respect to a particular matter, the procedure will be as agreed by the parties, or in the absence of agreement among or between the parties, as established by the arbitrators.  Notwithstanding any other provision of this Agreement, this Section 19 will be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C ss. 5701 et seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it is determined by a court of competent jurisdiction that any provision or wording of this Section 19, including any rules of the AAA, are invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity will not invalidate all of this Section 19. In that case, this Section 19 will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 19 will be construed to omit such invalid or unenforceable provision.

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be duly executed by its authorized officer.

SUB-ADVISOR: [NAME OF SUB-ADVISOR] By: _____________________________ Name: Title:	ADVISOR: Hatteras Alternative Mutual Funds, LLC By:________________________________ Name: J. Michael Fields Title: Chief Operating Officer
TRUST: Underlying Funds Trust By:________________________________ Name: J. Michael Fields Title: Secretary